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Filed pursuant to Rule 433
Registration Statement 333-137902
Dated June 2, 2009

Crude Oil Exchange Traded Notes



Description

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO), PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO), (collectively, the "PowerShares DB Crude Oil ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index – Oil (the "Index"), which is designed to reflect the performance of certain crude oil futures contracts plus the returns from investing in 3 month United States Treaury Bills. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index, and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

DTO Financial Details

Ticker: DTO

Last Update	02-Jun-2009 12:30 PM
Price	N.A.
DTO Index Level*	701.47570
Indicative Intra-day Value**	76.56
Last end of day Value***	75.85338
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DTO
*** Last end of day DTO RP

DXO Financial Details

Ticker: DXO

Last Update	02-Jun-2009 12:30 PM
Price	N.A.
DXO Index Level*	1,854.13360
Indicative Intra-day Value**	4.48
Last end of day Value***	4.51455
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DXO
*** Last end of day DXO RP

OLO Financial Details

Index History (%)(1)

                          [MISSING GRAPHIC REFERENCE]

Long ETN Index Weights

As Of: 01-Jun-2009

   Commodity      Contract Expiry Date               Weight %

  Light Crude              22-Jun-2009                        100

Short ETN Index Weights

  As Of: 01-Jun-2009

     Commodity    Contract Expiry Date               Weight %

   Light Crude             22-Jun-2009                        100

Poweshares DB Crude Oil ETN and Index Data

Ticker symbols
Crude Oil Double Long             DXO
Crude Oil Long                    OLO
Crude Oil Short                   SZO

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. Index history is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T Bill Index (the
"T-Bill Index"), resetting monthly as per the formula applied to the
PowerShares DB Crude Oil ETNs, less the investor fee. Index history for the
Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index
- Optimum Yield Crude OilTM, and index history for the Short and Double Short
ETNs is based on the standard version of the Deutsche Bank Liquid Commodity
Index - Light Crude" (the "Commodity Indexes") .

Ticker: OLO
Last Update                      02-Jun-2009
                                 12:30 PM
Price                            N.A.
OLO Index Level*                 1,854.13360
Indicative Intra-day             12.54
Value**
Last end of day                  12.58863
Value***
Last date for end                01-Jun-2009
of day Value
Data Source: www.nyse.com
(Data delayed 20 minutes)

 * Indicative intra-day and Index closing
 ** Indicative intra-day value of the OLO
*** Last end of day OLO RP

SZO Financial Details

Ticker: SZO
Last Update                          02-Jun-2009
                                     12:30 PM
Price                                N.A.
SZO Index Level*                     701.47570
Indicative Intra-day                 51.24
Value**
Last end of day                      51.01160
Value***
Last date for end                    01-Jun-2009
of day Value
Data Source: www.nyse.com
(Data delayed 20 minutes)

 * Indicative intra-day and Index closing
 ** Indicative intra-day value of the SZO
*** Last end of day SZO RP

Contact Information

Any questions please call
1-877-369-4617

Crude Oil Double Short                   DTO
Intraday Indicative value symbols
Crude Oil Double Long                    DXOIV
Crude Oil Long                           OLOIV
Crude Oil Short                          SZOIV
Crude Oil Double Short                   DTOIV
CUSIP symbols
Commodity Double Long                    25154K882
Commodity Long                           25154K866
Commodity Short                          25154K874
Commodity Double Short                   25154K809
Details
ETN price at listing                     $25.00
Inception date                           6/16/08
Maturity date                            6/01/38
Yearly investor fee                      0.75%
Listing exchange NYSE                    Arca
DB Optimum Yield" Crude                  DBLCOCLT
Oil Index
DB Standard Crude Oil Index              DBRCLTR
Issuer
Deutsche Bank AG, London
Branch
Long-term Unsecured
Obligations
S&P rating                               A+
Moody's rating                           Aa1

The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

(2) The PowerShares DB Crude Oil ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Crude Oil ETNs.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement. Not FDIC Insured - No Bank
Guarantee - May Lose Value.

The PowerShares DB Crude Oil ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to the Index. The rating of
Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Crude Oil ETNs other than Deutsche Bank AG,
London Branch's ability to meet its obligations. The PowerShares DB Crude Oil
ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, and leveraged losses. Investing in the PowerShares
DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil commodity futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB
Crude Oil ETNs are concentrated in a single commodity sector, are speculative, and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Crude Oil Double Long Exchange Trade Note and the
PowerShares DB Crude Oil Double Short Exchange

Risks[2]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to oil
- Acceleration risk

Benefits

- Leveraged and short notes
- Low cost
- Intraday access
- Listed
- Transparent
- Tax Treatment[3]

Trade Note are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

[3] Deutsche Bank AG, London Branch and its affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objective, risks, charges and expenses carefully before investing.

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